Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES PARTICIPATION IN

CONSUMER CONFERENCES

~ Expects Q4 Fiscal 2010 Diluted EPS in the Range of $0.15 to $0.19 ~

New York, New York — January 6, 2011 — New York & Company, Inc. [NYSE: NWY], a specialty apparel chain with 580 retail stores, commented on its expectations for the fourth quarter in advance of its participation at the 9th Annual Cowen & Company Consumer Conference and the 13th Annual ICR XChange Conference in January 2011. The Company is scheduled to report fourth quarter and fiscal 2010 results during the third week of March 2011.

Fourth Quarter Fiscal 2010 Outlook

The Company noted that comparable store sales for the fourth quarter are expected to increase in the low single-digit range versus a comparable store sales decline of 7.7% in the prior year fourth quarter.  As a result of the anticipated increase in comparable store sales and improvements in merchandise margin for the fourth quarter, the Company now expects fourth quarter operating income in the range of $9.0 million to $12.0 million with earnings per diluted share expected in the range of $0.15 to $0.19.  As previously disclosed, the Company continues to project a 0% tax rate in the fourth quarter. This compares to operating income of $3.4 million, or diluted earnings per share of $0.04 in the prior year, which included a $1.9 million pre-tax restructuring charge.  As previously disclosed, last year’s results included a 21.6% tax rate.  In addition, the Company noted that it expects to generate positive cash flow for the fourth quarter and the fall season with cash balances expected to be in the range of $60 million to $70 million at fiscal year end and no outstanding borrowings under its revolving credit facility.  The Company’s 2010 fiscal year end is January 29, 2011.

Participation in Consumer Conferences

As stated above, the Company will be presenting at the 9th Annual Cowen & Company Consumer Conference and the 13th Annual ICR XChange Conference.  The presentation for the Cowen & Company Consumer Conference will be held at The Westin Times Square in New York City on Monday, January 10, 2011 at 11:00 a.m. Eastern Time.  The presentation for the ICR XChange Conference will be held at The St. Regis Monarch Beach Resort & Spa in Dana Point, California on Wednesday, January 12, 2011 at 9:15 a.m. Pacific Time.  Greg Scott, President and Sheamus Toal, Executive Vice President and Chief Financial Officer, will host the presentations, which will also be webcast live at www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have deteriorated significantly and may continue to do so for the foreseeable future; (ii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iii) the Company’s ability to open and operate stores successfully; (iv) seasonal fluctuations in the Company’s business; (v) the Company’s ability to anticipate and respond to fashion trends; (vi) the Company’s dependence on mall traffic for its sales; (vii) the Company’s dependence upon the success of its brand; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) changes in the cost of raw materials, distribution services or labor, including federal and state minimum wage rates; (xii) the Company’s reliance on foreign sources of production; (xiii) the Company’s ability to successfully maintain its restructuring and cost reduction program; (xiv) the Company’s ability to protect its trademarks and other intellectual property rights; (xv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xvi) the effects of government regulation; (xvii) the control of the company by its sponsors and any potential change of ownership of those sponsors; and (xviii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering “NY Style” at Great Deals. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 580 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.